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                                                                      Exhibit 12

              PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
             For Fiscal Years Ended October 31, 1990 through 1994
                   and Twelve Months Ended January 31, 1995
                      (in thousands except ratio amounts)


                                           January 31,
                                              1995        1994         1993           1992          1991        1990
                                            --------      ----         ----           ----          ----        ----
Earnings:
  Net income from
   continuing operations                    $37,996       $35,506      $37,534       $35,310      $20,552       $25,733
  Income taxes                               23,956        21,407       23,427        21,259       11,408        14,859
  Fixed charges                              30,861        29,736       26,715        26,246       26,823        25,739
                                            -------       -------      -------       -------      -------       -------
    Total Adjusted Earnings                 $92,813       $86,649      $87,676       $82,815      $58,783       $66,331
                                            =======       =======      =======       =======      =======       =======

Fixed Charges:
  Interest                                  $29,110       $27,671      $24,870       $24,570      $25,253       $24,271
  Amortization of debt
    expense                                     334           334          192           180          259           164
  One-third of rental expense                 1,417         1,731        1,653         1,496        1,311         1,304
                                            -------       -------      -------       -------      -------       -------
    Total Fixed Charges                     $30,861       $29,736      $26,715       $26,246      $26,823       $25,739
                                            =======       =======      =======       =======      =======       =======

Ratio of Earnings to Fixed
  Charges                                      3.01         2.91          3.28          3.16         2.19          2.58
                                               ====         ====          ====          ====         ====          ====